Exhibit 10.4

SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (this “Agreement”), dated as of November 3, 2016 (but effective only as of the Settlement Effective Time, as defined below), is by and among (i) Contura Energy, Inc., a Delaware corporation (“Contura”), for itself and on behalf of its Subsidiaries; (ii) ANR, Inc., a Delaware corporation (“ANR” and, together with the Sellers, Alpha Natural Resources Holdings, Inc. and any Subsidiary of ANR that is not a Seller (as such terms are defined in the APA (as defined below)), the “Reorganized Debtors”), for itself and on behalf of all the Reorganized Debtors, including Old ANR, LLC f/k/a Alpha Natural Resources, Inc. (“Old ANR”); and (iii) Old ANR on behalf of itself and on behalf of all of the Sellers in its capacity as Sellers’ Representative (as such term is defined in the APA).
WHEREAS, Contura, Old ANR, the subsidiaries of Old ANR set forth on Schedule A of the APA and ANR are parties to that certain Asset Purchase Agreement dated as of July 26, 2016, as amended (the “APA”) pursuant to which, among other things, Contura and certain of its subsidiaries purchased certain assets and assumed certain liabilities upon the terms and subject to the conditions set forth in the APA and in the Confirmation Order (as defined below) and, in connection therewith, pursuant to the terms of the Plan (as defined below) and the Confirmation Order, other assets and liabilities were transferred to ANR and/or retained by the Reorganized Debtors;
WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the APA;
WHEREAS, on July 12, 2016, the Bankruptcy Court entered an order in the Bankruptcy Case (Docket No. 3038) (the “Confirmation Order”) confirming the  Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (the “Plan”) and, among other things, approving the APA as set forth therein;
WHEREAS, on July 26, 2016 (the “Effective Date”), the Plan became effective in accordance with its terms, and the transactions contemplated by the APA were consummated;
WHEREAS, on the Effective Date, Contura, ANR and Old ANR entered into the Workers’ Compensation Benefits and Property Tax Discharge Costs Administration Agreement (the “Benefits and Costs Administration Agreement”);
WHEREAS, on September 22, 2016, pursuant to Section 2.11(a) of the APA, Contura sent a notice to the Reorganized Debtors calculating the Working Capital Adjustment as $18,814,678 (the “WC Adjustment Notice”), which the Reorganized Debtors dispute;
WHEREAS, Contura asserts, among other things, that, pursuant to the APA, Contura has no liability for certain amounts that were not in default as of, and are payable after, the Closing Date under Assumed Contracts and Assumed Leases (together, the “Assumed

Contracts and Leases”) but that relate to the period before the Closing, which amounts Contura asserts are Excluded Liabilities;
WHEREAS, ANR asserts, among other things, that pursuant to paragraph 71 of the Confirmation Order, Contura is liable for all amounts that were not in default as of, and are payable after, the Closing Date under Assumed Contracts and Leases, including amounts that relate to the period before the Closing;
WHEREAS, the following additional issues currently are in dispute among Contura, on the one hand, and ANR and Old ANR, on the other hand, (together, the “Parties”) relating to the APA and the transactions contemplated therein (collectively with the disputed items referenced above, the “Disputes”):

•	liability for, and amount of, the Working Capital Adjustment;

•	ownership of the tax credits identified on Schedule A hereto (collectively, the "Virginia Coal Tax Credit");

•	ownership of the equipment identified on Schedule B and Schedule C hereto;

•
the treatment of certain trade payables, postpetition property taxes and other Liabilities as either Excluded Liabilities or Assumed Liabilities, including as identified on Schedule D, Schedule E and Schedule F hereto;

WHEREAS, the Parties now desire to resolve amicably the Disputes, pursuant to this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, (a) Alpha Coal Sales Co., LLC (one of the Reorganized Debtors) and Contura Coal Sales, LLC (a Subsidiary of Contura) are executing and delivering an amendment to that certain Master Agreement effective July 26, 2016 (but by its terms subject to the occurrence of the effectiveness of this Agreement at the Settlement Effective Time) between Alpha Coal Sales Co., LLC and Contura Coal Sales, LLC and (b) ANR and the First Lien Agent (as defined in the Plan) are executing an Agreement with respect to the Liabilities set forth on Schedule F hereto (the “Subject Liabilities Agreement”).
NOW, THEREFORE, the Parties agree as follows:
Section 1.Settlement.
(A)    Working Capital Adjustment. The Parties hereby agree that, notwithstanding Section 2.11 of the APA and the WC Adjustment Notice, neither CoreCo nor NonCoreCo will be required to make a payment to the other under Section 2.11(d) of the APA, and the Final Working Capital Adjustment for all purposes shall be deemed to be $0.00. Subject to the effectiveness of the Subject Liabilities Agreement and the occurrence of the Settlement Effective Time, ANR and Old ANR, on behalf of themselves and the other Reorganized Debtors, hereby fully and irrevocably waive and release Contura and its Subsidiaries and its and their officers, directors and employees from any and all Liabilities relating in any way to the Final Working Capital Adjustment.
(B)    Virginia Coal Tax Credit. The Parties hereby agree that the Virginia Coal Tax Credit shall be deemed an Excluded Asset for all purposes (and regardless of amount) under the APA and shall be exclusively an asset of the applicable Reorganized Debtors. As promptly as practicable upon the Reorganized Debtors’ written request, Contura shall (i) take all reasonable actions requested by the Reorganized Debtors to allow the applicable Reorganized Debtors to claim the Virginia Coal Tax Credit and (ii) cooperate with the applicable Reorganized Debtors and their representatives in connection therewith.
(C)    Royalty Payments. The Parties hereby acknowledge that on: (i) August 24, 2016, Contura Wyoming Land, LLC made payments to the United States Department of the Interior and the Wyoming State Lands & Investments – Royalty Section in the amounts of $1,911,440.59 and $1,874,773, respectively, relating to royalties with respect to the period on or prior to the Closing Date (the “Contura Royalty Payments”); and (ii) subsequent to the Closing Date, ANR made payments of $4,782,167.64 relating to royalties owing under Assumed Leases for the period on or prior to the Closing Date (the “ANR Royalty Payments” and, together with the Contura Royalty Payments, the “Royalty Payments”). The Parties agree that, solely for settlement purposes, the Contura Royalty Payments shall be treated as Assumed Liabilities, and the ANR Royalty Payments shall be treated as Excluded Liabilities, and neither Party shall have any reimbursement obligation to the other for such payments.
(D)    Equipment. The Parties hereby agree that (i) the assets set forth on Schedule B (the “Contura Equipment”) shall be deemed to be Purchased Assets for all purposes under the APA and (ii) the assets set forth on Schedule C shall be deemed to be Excluded Assets for all purposes under the APA. At the Settlement Effective Time, ANR will deliver, or cause to be delivered, to Contura an appropriate instrument of transfer duly evidencing the transfer of the Contura Equipment to a Subsidiary of Contura in the form attached as Exhibit A (the “Transfer Instrument”). The Parties agree that the fact that the Transfer Instrument specifically identifying the Contura Equipment is being delivered in respect of the transfer of the Contura Equipment shall in no way be construed as evidence that any instrument of transfer previously delivered in connection with the transactions contemplated by the APA was required to specifically identify assets transferred thereby or was otherwise defective. As promptly as practicable upon Contura’s written request, ANR shall: (i) take all reasonable actions requested by Contura to allow Contura, its Subsidiaries and its and their representatives to remove the Contura Equipment from ANR’s premises; and (ii) cooperate with Contura, its Subsidiaries and its and their representatives in connection therewith. ANR represents and warrants that (i) Independence Coal Company, Inc. n/k/a Independence Coal Company, LLC (“ICC”) was the owner of the Contura Equipment as of the Closing (and to the extent good and valid title to the Contura Equipment was not transferred to a Subsidiary of Contura at the Closing, will be the owner of the Contura

Equipment as of the Settlement Effective Time) and transferred good and valid title to the Contura Equipment to the Subsidiary of Contura as a Purchased Asset under the APA as of the Closing Date, free and clear of any Encumbrances (or, to the extent not previously so transferred, will transfer at the Settlement Effective Time pursuant to the Transfer Instrument and the APA such good and valid title free and clear of any Encumbrances), and (ii) the Contura Equipment at the Settlement Effective Time will be in the same condition it was in as of the Closing, ordinary wear and tear excepted, and will at such time include (i) all Parts that were integrated into any of the Contura Equipment as of the Closing (or replacement Parts of at least equal value) and (ii) all Parts that as of the Closing Date were owned, used or held for use by ICC or any of its Affiliates primarily in connection with any of the Contura Equipment (or replacement Parts of at least equal value).
(E)    Cash Payment. Concurrently with the Settlement Effective Time, Contura will pay to ANR $1,700,000 in cash, and ANR will acknowledge receipt of such payment.
(F)    Payment of Excluded Liabilities. From and after the date of this Agreement, ANR covenants and agrees that it shall pay all Excluded Liabilities relating to the Purchased Assets or the Purchased Business (the “Contura Excluded Liabilities”) no later than when due, as and to the extent payable after taking into account the impact of the Bankruptcy Treatment (as defined below) and without any offset or withholding whatsoever, it being understood that to the extent the due date for a given Contura Excluded Liability is provided for in the Plan, the Confirmation Order, any other order of the Bankruptcy Court (and any settlements previously approved by the foregoing) or applicable law, the due date for purposes hereof shall be as set forth in the Plan, Confirmation Order, other order of the Bankruptcy Court or applicable law, as the case may be, and the nature of the consideration, if any, to be paid likewise will be governed by such documents or applicable law. Notwithstanding the preceding sentence, (i) nothing herein shall prevent or restrict the Reorganized Debtors from contesting the validity or amount of any asserted Contura Excluded Liability (it being understood that the indemnification provided for in the first sentence of Section 2 below shall include any Losses incurred by the Contura Indemnified Parties as a result of any such contest relating to Administrative Claims or Priority Claims under the Plan or other claims payable in cash after taking into account the Bankruptcy Treatment, but only as and to the extent that the Losses relate to any unsuccessful portion of such contest) and (ii) nothing herein shall be construed as an assumption by the Reorganized Debtors of any Contura Excluded Liability to the extent it was discharged, extinguished or compromised under the Plan (including any exhibits thereto), the Confirmation Order or other agreement or order of the Bankruptcy Court (the impact of any such discharge, extinguishment or compromise, the “Bankruptcy Treatment”). If the Reorganized Debtors intend to contest the amount or validity of any Contura Excluded Liability that is payable in cash as an Administrative Claim or a Priority Claim or other claim payable in cash after taking into account the Bankruptcy Treatment, then the Reorganized Debtors shall provide Contura with three Business Days’ advance written notice to the extent practicable. The Parties hereby agree that, notwithstanding the Benefits and Costs Administration Agreement, in the case of each payment to be made in respect of property taxes relating to a postpetition period where a portion of the payment to be made constitutes an Assumed Liability and a portion constitutes an Excluded Liability, ANR shall pay the full amount of such payment no later than when due, and Contura shall reimburse ANR for the Assumed Liability portion of such payment (i.e., the portion relating to the period after the Closing Date) within ten calendar days of receipt of evidence of such payment being made. Except as and to the extent expressly provided in this paragraph 1(F), nothing in this Agreement shall limit or otherwise alter the obligations of the Parties under the Benefits and Costs Administration Agreement.
(G)    Excluded/Assumed Liabilities.
(i)    The Parties hereby agree:
(1)    All Liabilities specifically identified or treated herein as Excluded Liabilities and all Liabilities set forth on Schedule F (the “Subject Liabilities”) shall, in each case, be deemed Excluded Liabilities for all purposes under the APA and neither Contura nor any of its Subsidiaries shall have any liability in respect thereof. The dollar amounts on Schedule F are what ANR has represented to be its documented expenses as of October 2016 or, in some cases, ANR’s best estimates of these expenses and projected future expenditures and are provided to illustrate the categories of the Subject Liabilities and their relative size and scope. The Subject Liabilities include the categories of liabilities indicated on Schedule F including the attachments thereto, without regard to whether the estimated dollar amounts ultimately turn out to be correct. Subject to the effectiveness of the Subject Liabilities Agreement and the occurrence of the Settlement Effective Time, ANR and Old ANR, on behalf of themselves and the other Reorganized Debtors, hereby fully and irrevocably waive and release Contura and its Subsidiaries and its and their officers, directors and employees from any and all Liabilities relating in any way to any of the Excluded Liabilities.
(2)    The Parties agree that, other than with respect to the Royalty Payments (which the Parties have agreed will be treated as set forth in Section 1(C) above), Excluded Liabilities on Schedule F hereto (which the Parties have agreed will be treated as set forth in Section 1(G)(i)(1) above) and other Liabilities that are specifically allocated in another provision of this Agreement (which the Parties have agreed will be treated as specifically provided in such other provision), (i) Liabilities arising from a default or breach under any of the Assumed Contracts and Leases that occurred on or before the Closing Date shall be treated as Excluded Liabilities and are therefore not the responsibility of Contura; provided that, for the avoidance of doubt, nothing herein shall be construed as an assumption by the Reorganized Debtors of any Excluded Liability to the extent it was discharged, extinguished or compromised under the Plan (including any exhibits thereto), the Confirmation Order, other orders of the Bankruptcy Court or settlements approved thereby and applicable law and (ii) Liabilities that (A) were not in breach or default as of, and are or were payable after, the Closing Date under any of the Assumed Contracts and Leases and (B) relate to the receipt of goods or services by, or other performance or activities by or for, the Debtors or the Reorganized Debtors on or before the Closing Date shall be treated as Excluded Liabilities to that extent and shall not be the responsibility of Contura regardless of when the payment is due, including any such amounts in Schedule F; provided further, for the avoidance of doubt, that except as provided in clause (i) above, any liability to the extent relating to the receipt of goods or services, or other performance or activities (other than in respect of the receipt of goods or services by, or other performance or activities by or for, the Debtors or the Reorganized Debtors on or before the Closing Date), by Contura under an Assumed Contract or Lease after the Closing Date shall to that extent be an Assumed Liability and not the responsibility of the Debtors or the Reorganized Debtors. The following are illustrations for purposes of clause (ii):
(A)    In the case of an Assumed Contact or Lease with a periodic rent or similar payment, if there is a rent period that includes both the ANR Period and the Contura Period, the rent payment for the period shall be divided based on the number of days in that period that occur in the ANR Period (with that portion being an Excluded Liability) and the number of days in that period that occur in the Contura Period (with that portion being an Assumed Liability).  For purposes hereof, the term “ANR Period” means a period of time that ends on the Closing Date, and the term “Contura Period” means a period that begins the day after the Closing Date.
(B)    In the case of an Assumed Contract or Lease with a payment based on the amount of coal extracted during a given period that includes both the ANR Period and the Contura Period, the payment for the period shall be divided based on the amount of coal extracted during the ANR Period (with that portion being an Excluded Liability) and the amount of coal extracted during the Contura Period (with that portion being an Assumed Liability.
(C)    In the case of an Assumed Contract or Lease under which a payment has, in accordance with the express terms of such Assumed Contract, been held back as of the Closing Date pending certification of the satisfactory completion of the provision of goods or services thereunder (a “Holdback Payment”), the obligation, if any, to make such Holdback Payment will be an Assumed Liability even if the vendor or service provider performed work prior to the Closing. Without limiting the foregoing, the Parties agree that, solely for settlement purposes, the Liabilities set forth on Schedule

D will be treated as Assumed Liabilities for all purposes under the APA.
Further, the Parties agree that any post-Closing claims for indemnity or contribution (or similar claims) under Assumed Contracts and Leases that had not matured or become due as of the Closing Date, and did not arise from any breach or default on or prior to the Closing Date, shall be obligations of Contura irrespective of when the events underlying such claim occurred.
(3)    Only the trade accounts payable listed on Schedule E (and only to the extent of the amounts set forth on Schedule E) (collectively, the “Assumed Trade Payables”) shall be deemed to be trade accounts payable falling under the description set forth in Section 2.03(e) of the APA, and accordingly no other trade accounts payable that relate to the period on or before the Closing Date (and regardless of whether the invoice date was before or after the Closing Date) shall be deemed to be Assumed Liabilities for any purpose under the APA.
(4)    ANR hereby confirms that it has not prior to the date hereof paid any Assumed Liabilities (other than Assumed Trade Payables for which ANR has been fully reimbursed by Contura or one of its Subsidiaries prior to the date hereof) and it hereby (i) except as provided in Section 1(E), fully and irrevocably waives any right to receive reimbursement from Contura or any of its Subsidiaries in respect of any amount previously paid and (ii) agrees that all Liabilities in respect of which it has previously made payment (other than Assumed Trade Payables for which ANR has been fully reimbursed by Contura or one of its Subsidiaries prior to the date hereof) will be deemed to be Excluded Liabilities.
(5)    ANR hereby confirms that it has not prior to October 31, 2016 (the “Specified Date”) received any invoice in respect of any Assumed Liabilities (other than Assumed Trade Payables) and it hereby (i) fully and irrevocably waives any right to request payment or receive reimbursement from Contura or any of its Subsidiaries in connection with any invoice (other than in respect of Assumed Trade Payables) received by it prior to the Specified Date and (ii) agrees that all Liabilities in respect of any invoice (other than in respect of Assumed Trade Payables) received by it prior to the Specified Date will be deemed to be Excluded Liabilities.
(6)    Notwithstanding the provisions of the APA and the Confirmation Order, and without modifying the treatment of any similar Liabilities under the APA and Confirmation Order, any and all Liabilities arising from subsidence claims relating to Purchased Assets in the Commonwealth of Pennsylvania will be deemed to be Assumed Liabilities.

(ii)    Except as otherwise specifically provided in this Agreement, the Parties expressly agree and understand that (A) all obligations to the extent relating to goods and services provided to Contura after the Closing Date are obligations of Contura irrespective of the date of any applicable invoices or purchase orders and (B) all obligations to the extent relating to goods and services provided to the Debtors or Reorganized Debtors on or prior to the Closing Date are obligations of the Reorganized Debtors irrespective of the date of any applicable invoices or purchase orders. If Contura, on the one hand, or any Reorganized Debtor, on the other hand, makes a payment in respect of goods or services that are the obligation of the other party, the party making such payment shall be entitled to reimbursement from the other party. The reimbursement obligations of the parties under this paragraph for payments made as of the date of this Agreement are set forth on Schedule G hereto.
Section 2.    Indemnification. ANR hereby fully indemnifies Contura and its Subsidiaries (collectively, the “Contura Indemnified Parties”) against, and agrees to hold each Contura Indemnified Party harmless from, any and all Losses suffered or incurred (i) in connection with or arising out of any breach by ANR of any representation, covenant or other provision of this Agreement or (ii) in connection with any contest as specified in Section 1(F), but only as and to the extent that the Losses relate to any unsuccessful portion of such contest. Contura hereby fully indemnifies ANR and the other Reorganized Debtors (collectively, the “ANR Indemnified Parties”) against, and agrees to hold each ANR Indemnified Party harmless from, any and all Losses suffered or incurred in connection with or arising out of any breach by Contura of any representation, covenant or other provision of this Agreement.
Section 3.    Representations and Warranties. Contura hereby represents and warrants that it is fully authorized to enter into this Agreement and perform its obligations hereunder and that at the Settlement Effective Time this Agreement will be a valid and binding obligation of Contura enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies. ANR and Old ANR hereby represent and warrant that they are fully authorized, in their own capacity and on behalf of all Reorganized Debtors (including in Old ANR’s capacity as Sellers’ Representative), to enter into this Agreement and perform its (and the Reorganized Debtors are authorized to perform their) obligations hereunder and that at the Settlement Effective Time this Agreement will be a valid and binding obligation of the Reorganized Debtors and the Sellers’ Representative enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies. Except as set forth in Section 1(D), the Parties make no other representations or warranties of any nature to each other in connection with this Agreement, whether express or implied.

Section 4.    Costs, Expenses and Attorneys’ Fees. Each Party shall bear its own costs, expenses and attorneys’ fees in connection with the negotiation and preparation of this Agreement. Notwithstanding the foregoing, in the event that a Party is required to take any action to enforce any provision of this Agreement and is successful in connection therewith, it shall be entitled to all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.
Section 5.    Voluntary Agreement. Each of the Parties acknowledges that this Agreement is executed voluntarily, without duress or undue influence on the part of, or on behalf of the other. Each of the Parties further acknowledges that it has or had the opportunity for representation in the negotiation for, and in the performance of, this Agreement by counsel of its choice, that it has read this Agreement and has had it fully explained by its counsel, and that it is fully aware of the contents of this Agreement. Except as expressly set forth in Sections 1(D) and 3, each of the Parties agrees that it has not made or relied on any representations, warranties, promises, assurances or agreements of any kind made by the other in connection with its decision to execute this Agreement.
Section 6.    Joint Preparation. This Agreement shall be construed as if both Parties jointly prepared it, and any uncertainty or ambiguity in the Agreement shall not be interpreted against any one Party.
Section 7.    Cooperation. The Parties will cooperate fully and will execute any and all supplementary documents and will take all reasonable actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.
Section 8.    Entire Agreement. This Agreement, once fully executed by both Parties, supersedes any and all prior agreements between the Parties concerning the subject matter hereof. For the avoidance of doubt, the APA, the Confirmation Order and the documents and agreements previously entered into in connection therewith shall not be superseded by this Agreement, but in the event of any conflict between this Agreement, on the one hand, and the APA, the Confirmation Order or any such document or agreement previously entered into in connection therewith, on the other hand, this Agreement shall prevail with respect to all matters among the Parties and the other Reorganized Debtors.
Section 9.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when (a) each Party has received a counterpart hereof signed by the other Parties, (b) ANR has filed a motion with the Bankruptcy Court for approval of this Agreement under Bankruptcy Rule 9019 in a form reasonably acceptable to the Parties, (c) the Agreement has been approved by a final order of the Bankruptcy Court reasonably acceptable to the Parties and (d) the Subject Liabilities Agreement has become effective (the effective time of this Agreement upon the occurrence of each of the foregoing (a) through (d), the “Settlement Effective Time”). Until the Settlement Effective Time, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Unless the Parties mutually agree otherwise, this Agreement shall terminate and be of no further effect if the Settlement Effective Time has not occurred on or before December 20, 2016, and in such event nothing in this Agreement shall be used by any Party or any Reorganized Debtor, or serve as evidence, in connection with any dispute relating to any matter addressed herein or any other matter. Other than the waivers and releases set forth in Sections 1(A) and 1(G)(i)(1), no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than Contura and its Subsidiaries and the Reorganized Debtors and their respective successors and assigns.
Section 10.    Incorporation by Reference; Interpretation. The last sentence of Section 1.03(c), the last sentence of Section 7.01, the last sentence of Section 7.14 and the provisions of Sections 12.01, 12.03, 12.05, 12.06, 12.07, 12.08, 12.12 and 12.14 of the APA are incorporated herein by reference and shall apply to this Agreement mutatis mutandis. For the avoidance of doubt, references in this Agreement to ANR include the Sellers and the Sellers shall be bound by the obligations of ANR hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and agreed to the terms of this Agreement as of the day and year first above written.

CONTURA ENERGY, INC.
By:
Name:
Title:

ANR, INC., for itself and on behalf of all Reorganized Debtors
By:
Name:
Title:

OLD ANR, LLC, for itself and on behalf of all Sellers in its capacity as Sellers’ Representative
By:
Name:
Title:

EXHIBIT A

Instrument of Transfer for Contura Equipment

Please see attachment.

SCHEDULE A
Virginia Coal Tax Credit

“Virginia Coal Tax Credit” means the coalfield employment enhancement tax credits, available under Section 58.1-439.2 of Chapter 3 of the Code of Virginia, attributable to sales occurring prior to the Closing, which have been estimated by the Parties to be approximately the following amounts (it being understood that the actual amounts may be materially higher or lower and no Party shall have any liability to another Party in such a case):

Reorganized Debtor	Accounts	Account Description	Period Year	Estimated Credit
Dickenson‑Russell Coal Company, LLC	115225, 190310, 190315	VA CEET Credit, net	2016	$1,728,885.46
Paramont Coal Company, LLC	115225, 190310, 190315	VA CEET Credit, net	2016	$12,282,156.48
Total				$14,011,041.94

For the avoidance of doubt, tax credits attributable to sales occurring after the Closing are not included in the Virginia Coal Tax Credit.

SCHEDULE B
Contura Equipment

Asset Serial Number	Asset Description	EAM Number	Asset Minor Category
141075	495BI BUCYRUS	103495	SHOVEL - BI 495
141075	NEW BASE FOR OPERATOR CAB FOR 495 SHOVEL	103495	SHOVEL - BI 495
141075	NEW INERGEN FIRE SUPPRESSION SYSTEM 495 SHOVEL		SHOVEL - BI 495
141075	SHOVEL TRACKS FOR 495 BI BUCYRUS	103495	SHOVEL - BI 495
141075	495BI BUCYRUS-REBUILD	103495	SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
141075	495BI BUCYRUS		SHOVEL - BI 495
50581	Komatsu 830E Rock Truck - LBO	1238501	HAULAGE TRUCKS - OFF HIGHWAY
100572	Komatsu 830E Haul Truck 1.0	1238503	HAULAGE TRUCKS - OFF HIGHWAY
100635	Komatsu 830E Haul Truck	1238502	HAULAGE TRUCKS - OFF HIGHWAY
130604	KOMATSU 830E TRUCK WITH BRIDGESTON TIRES LBO	1238500	HAULAGE TRUCKS - OFF HIGHWAY

The Contura Equipment shall include all components and parts related to the foregoing assets (the “Parts”), including with respect to the shovel:

•	Mouse houses / trailing cable connection boxes (approx. 8-10 units)

•	12470 / 7200 Substation

•	Trailing cable (approx. 6,000 - 8,000 ft.)

SCHEDULE C
Republic Shovel

Asset Serial Number	Asset Description	EAM Number	Asset Number	Asset Minor Category
141085	Shovel Upgrade-1 GBT	1031600	21832	SHOVEL - Bl 495
141085	Bucyrus 495 Shovel Swing System	1031600	49272	SHOVEL - Bl 495
141085	Bucket Rebuild (with door)	1031600	S0681	SHOVEL - Bl 495
141085	495 BlBucyrus	1031600	51790	SHOVEL - Bl 495
141085	495 BlBucyrus	1031600	51793	SHOVEL - BJ 495
141085	495 BlBucyrus	1031600	51794	SHOVEL - Bl 495
141085	495 BJBucyrus	1031600	51798	SHOVEL - Bl 495
141085	Rebuild Rails& Rollers on Bucyrus 495 Shovel	1031600	51890	SHOVEL - Bl 495
141085	Undercarriage Rebuild Bucyrus 495 Shovel	1031600	51892	SHOVEL - Bl 495
141085	495 BlBucyrus	1031600	52340	SHOVEL - Bl 495

SCHEDULE D
Nonexclusive Schedule of Specified Assumed Liabilities

All Liabilities under the Contract for Engineering, Procurement, and Construction Services for the Cumberland and Emerald Advanced Water Treatment Plant effective as of May 1, 2015, as amended (the “Water Treatment Plant Agreement”), between Veolia Water Technologies, Inc. and Contura Energy Services, LLC (as assignee) in respect of the payment to the Contractor (as defined in the Water Treatment Plant Agreement) consisting of the remaining five percent (5%) of the total Contract Price (as defined in the Water Treatment Plant Agreement) as referenced in Section 5.2.4 and 5.3 of the Water Treatment Plant Agreement.

SCHEDULE E
Trade Accounts Payable

Please see Attachment 1 and 2 (for the avoidance of doubt, only the amounts under the “Contura Amount” column of Attachment 2 shall be deemed Assumed Trade Payables).

SCHEDULE F
Other Excluded Liabilities

Please see attachment.

SCHEDULE G
Reimbursement Obligations

Please see attachment.